Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tower Bancorp, Inc.:

We consent to the use of our reports dated March 16, 2011, with respect to the consolidated balance sheets of Tower Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states First Chester County Corporation, an acquired entity, was excluded from management’s assessment and our evaluation of the effectiveness of Tower Bancorp, Inc.’s internal control over financial reporting as of December 31, 2010.

(signed) KPMG LLP

Harrisburg, PA

September 30, 2011